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January 25, 1999


GE Funds
3003 Summer Street
Stamford, Connecticut 06905

Ladies and Gentlemen:

We have acted as counsel to GE Funds (the "Trust"), a business trust organized under the laws of The Commonwealth of Massachusetts, in connection with the preparation of Post-Effective Amendment No. 27 of the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and Amendment No. 29 under the Investment Company Act of 1940, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission, relating to the offer and sale of an indefinite number of shares of beneficial interest, par value $.001 per share, of GE Europe Equity Fund and GE Emerging Markets Fund (collectively, the "Funds").

We have examined copies of (1) the Trust's Declaration of Trust, as amended (the "Declaration"), (2) the Instrument Evidencing Establishment and Designation of Series of Shares of Beneficial Interest, establishing and designating the Funds (the "Designation of Series"), (3) the Establishment and Designation of Classes, establishing and designating four classes of shares of each Fund (the "Designation of Classes"), (4) the Trust's By-Laws, (5) the votes of the Trustees of the Trust taken on November 6, 1998, and (6) other records and documents that we have deemed necessary for the purposes of providing the opinion stated below. We have also examined such other documents, statutes and authorities as we have deemed necessary to form a basis for that opinion.

In our examination of the materials described above, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others. As to matters governed by the laws of The Commonwealth of

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GE Funds
January 25, 1999
Page 2


Massachusetts, we have relied on the opinion of Bingham Dana LLP that is attached to this opinion.

Based upon and subject to the foregoing, we are of the opinion that the shares of beneficial interest of each Fund, when issued and sold in accordance with the Declaration, the Designation of Series, the Designation of Classes, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the obligations of the Trust.

We consent to the filing of this letter as an exhibit to the Registration Statement; the reference to us in the Statement of Additional Information included as part of the Registration Statement; and the filing of this letter as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration of the Trust or the shares of the Funds under the securities laws of any state or other jurisdiction.

Very truly yours,

/s/ Willkie Farr & Gallagher